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EXHIBIT 10.9--DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY

Named Executive Officer Compensation

All of the named executive officers are employees at-will. Compensation for each is established or reviewed by the compensation committee of the board of directors. The committee seeks input from the company's chief executive officer in setting compensation for executive officers other than the chief executive officer. In November each year, annual salary rates for the upcoming year are established and bonuses for the current year are awarded. In November of 2004, the committee established the salaries and awarded cash bonuses for the named executive officers as set forth in the following table:

                                                                 ANNUAL SALARY
                                                                      RATE        CASH BONUS
                                                                  ESTABLISHED    AWARDED FOR
                    NAMED EXECUTIVE OFFICER                         FOR 2005         2004
                    -----------------------                     --------------   -----------
John J. Schiff, Jr., CPCU                                           $699,643      $325,438
President and Chief Executive Officer
Cincinnati Financial Corporation

James E. Benoski                                                    $385,000      $297,938
Chief Insurance Officer and Senior Vice President
Cincinnati Financial Corporation

Kenneth W. Stecher                                                  $364,323      $200,143
Chief Financial Officer and Senior Vice President, Secretary,
    Treasurer
Cincinnati Financial Corporation

Jacob F. Scherer, Jr.                                               $322,632      $259,832
Senior Vice President
The Cincinnati Insurance Company

Thomas A. Joseph, CPCU                                              $306,752      $185,620
Senior Vice President
The Cincinnati Insurance Company

Director Compensation

Cincinnati Financial Corporation directors are compensated solely for their attendance at meetings; there is no retainer. Non-employee directors of the company are paid a fee of $4,500 for attendance at each board meeting and $1,500 for attendance at each committee meeting and subsidiary board and committee meetings, with fees for all meetings in any one day not to exceed $6,000. They also are reimbursed for actual travel expenses incurred in attending meetings. In 2004, one of the board meetings was scheduled to coincide with the company's incentive meeting for the company's highest performing agencies. The company invited directors' spouses to attend this meeting and paid for associated transportation expenses and meals. In 2004, the average travel and meal expense for a director's spouse was $2,911. The company also provides directors with personal umbrella liability and life insurance policies written through the company's insurance subsidiaries. Premiums for the personal umbrella liability policies provided to directors in 2004 range from $766 to $2,991. Premiums for the life insurance policies provided to directors in 2004 ranged from $165 to $275.

In 2003, the company's board of directors adopted the 2003 Non-Employee Directors' Stock Plan. The purpose of the plan is to enable Cincinnati Financial Corporation to attract and retain the services of experienced and knowledgeable non-employee directors and to strengthen the alignment of interests between non-employee directors and the shareholders of the company through the increased ownership of shares of the company's common stock. This is accomplished by granting directors shares of common stock as a part of their annual compensation. Under the plan, directors receive shares with a fair market value on the date of grant equal to the cash director's fees received by such directors during the prior calendar year. The plan limits the annual value of any grant to an individual director to a maximum of $60,000. Since the stock plan was adopted by the board of directors, a total of 43,492 shares, or less than one-tenth of one percent of the outstanding shares of common stock, have been issued to non-employee directors under the plan. Disclosure relevant to the 2003 Non-Employee Directors' Stock Plan and its submission to shareholders for approval in 2005 to satisfy certain Nasdaq listing rules is contained in the company's Definitive Proxy Statement to be filed with respect to its 2005 Annual Meeting of Shareholders, which is incorporated herein by reference.